Exhibit 99.1

FOR RELEASE

UNITIL ELECTS A NEW MEMBER OF THE BOARD OF DIRECTORS

HAMPTON, NH, January 29, 2020: Unitil Corporation (NYSE:UTL) (www.unitil.com) today announced that its Board of Directors has elected Winfield S. Brown to the Board. The addition of a new director is part of the Board’s normal succession planning process in anticipation of the upcoming retirements of directors reaching the mandatory retirement age of 75. Mr. Brown will stand for election to the Board by the shareholders of the Company at the next annual meeting of shareholders, which will be held in April 2020.

Mr. Brown has been the President and CEO of Heywood Healthcare, a north central Massachusetts, non-profit healthcare organization, which includes Heywood Hospital, Gardner, Massachusetts, and Athol Hospital, Athol, Massachusetts, since January 2013. Prior to Heywood Healthcare, Mr. Brown served as President and CEO of Heywood Hospital from 2011 until 2013. Preceding his role at Heywood, Mr. Brown served as Vice President of Administration at Lowell General Hospital in Lowell, Massachusetts, Vice-President of Marketing, Planning and Development at Northern Berkshire Healthcare in North Adams, Massachusetts, and Executive Director and Vice President of St. Mary’s Foundation – St. Mary’s Health System in Lewiston, Maine. Mr. Brown earned a Bachelor of Arts in Economics from Bates College, a Master of Science in Business from Husson University, and a Master of Healthcare Administration from the University of Minnesota. Mr. Brown is a Fellow of the American College of Healthcare Executives, and also serves on the Board of Directors of the Massachusetts Hospital Association and Vizient, Inc., and as chair of the United Way of North Central Massachusetts.

“We are delighted that Winfield Brown will be joining the Unitil Board,” said Thomas P. Meissner, Jr., Unitil’s chairman, chief executive officer and president. “Win is a proven executive with an exceptional strategic, operational and financial background, and brings skills in a number of important areas that will enhance and preserve the Board’s existing strong skill set.”

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 106,100 electric customers and 83,900 natural gas customers. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6504

Email: diggins@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com